EXHIBIT 5.1

                              [Fricklas Letterhead]

                                        August 20, 2003


Viacom Inc.
1515 Broadway
New York, NY 10036

Dear Sirs:

      I am the Executive Vice President, General Counsel and Secretary of Viacom Inc. ("Viacom"). I am delivering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Viacom filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to the registration on Form S-8 of 7,060,896 shares of Viacom's Class B Common Stock, par value $.01 per share (the "Shares"), to be issued and sold under the following plans (the "Plans"):

      Stock Option Plans

      CBS Corporation 1993 Long-Term Incentive Plan

      Infinity Broadcasting Corporation 1998 Long-Term Incentive Plan

      King World Productions, Inc. Stock Option Agreement with Oprah Winfrey dated as of March 17, 1994

      King World Productions, Inc. Stock Option Agreement with Jeffrey
      D. Jacobs dated as of March 17, 1994

      King World Productions, Inc. Stock Option Agreement with Oprah Winfrey dated as of October 6, 1995

      King World Productions, Inc. Stock Option Agreement with Jeffrey
      D. Jacobs dated as of October 6, 1995

      King World Productions, Inc. Stock Option Agreement with Oprah Winfrey dated as of September 15, 1997

      King World Productions, Inc. Stock Option Agreement with Jeffrey
      D. Jacobs dated as of September 15, 1997

      King World Productions, Inc. Stock Option Agreement with Oprah Winfrey dated as of September 16, 1998

      King World Productions, Inc. Stock Option Agreement with Jeffrey
      D. Jacobs dated as of September 16, 1998

      King World Productions, Inc. Stock Option Agreement with Timothy Bennett dated as of September 16, 1998

      King World Productions, Inc. Stock Option Agreement with Dianne Hudson dated as of September 16, 1998

      King World Productions, Inc. Stock Option Agreement with Douglas Pattison dated as of September 16, 1998


      In connection with the foregoing, I or members of my legal staff (my "Staff") have examined the Registration Statement, the Plans, and the originals, or copies certified to my or my Staff's satisfaction, of such records, documents, certificates and other instruments as I or my Staff have deemed necessary or appropriate to enable me to render the opinion expressed below. As to questions of fact material to the opinion expressed below, I or my Staff have, when relevant facts were not independently established by me or them, relied upon certificates of officers of Viacom or other evidence satisfactory to me or my Staff. In all such examinations, I or my Staff have assumed the genuineness of all signatures on original and certified documents, the authenticity of all documents submitted to me or my Staff as original documents and the conformity to original or certified documents submitted to me or my Staff as copies.

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Viacom Inc.
August 20, 2003
Page 2



      I am a member of the bar of the State of New York and the opinion expressed herein is limited to matters controlled by the laws of the State of New York and the General Corporation Law of the State of Delaware.

      Based upon the foregoing, it is my opinion that the Shares have been duly authorized by Viacom and, when (a) issued and delivered by Viacom in accordance with the terms of the relevant Plan and (b) paid for in full in accordance with the terms of the relevant Plan, the Shares will be validly issued, fully paid and non-assessable.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                   Very truly yours,


                                   /s/ Michael D. Fricklas
                                   --------------------------------------
                                   Michael D. Fricklas